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                                                               EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS

                               Three Months Ended    Six Months Ended
                                    June 30,              June 30,
                                2005       2004       2005       2004
                               ------     ------     ------     ------
                                (in thousands, except per share data)
BASIC

Net Income                     $  830     $  106     $1,582     $  654
/ Weighted Average Shares       3,417      2,969      3,306      2,966
                               ------     ------     ------     ------

Basic Earnings Per Share       $ 0.24     $ 0.04     $ 0.48     $ 0.22
                               ======     ======     ======     ======


DILUTED

Net Income                     $  830     $  106     $1,582     $  654
/ Weighted Average Shares       3,510      3,043      3,396      3,039
                               ------     ------     ------     ------
Diluted Earnings Per Share     $ 0.24     $ 0.03     $ 0.47     $ 0.22
                               ======     ======     ======     ======

Notes:
- Weighted average shares outstanding have been adjusted to reflect the 5% stock dividend in June of 2005.


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